Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to assist you in your analysis of the financial aspects of the business combination and PIPE Subscription (as defined below) (collectively, the “Transactions”). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. Vivid Seats Inc., a Delaware corporation (“Vivid Seats PubCo”) has elected not to present management’s adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited condensed balance sheet of Horizon Acquisition Corporation (“Horizon”) as of June 30, 2021 with the unaudited condensed consolidated balance sheet of Hoya Intermediate, LLC (“Hoya Intermediate”) as of June 30, 2021, giving effect to the Transactions and related adjustments as if they had been consummated on that date. In connection with the Transactions, Horizon merged with and into Vivid Seats PubCo. Upon consummation of the business combination (“Closing”), the separate corporate existence of Horizon ceased and Vivid Seats PubCo became the surviving entity.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of Horizon for the six months ended June 30, 2021 with the unaudited condensed consolidated statement of operations of Hoya Intermediate for the six months ended June 30, 2021 and gives effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited statement of operations of Horizon for the year ended December 31, 2020 with the audited consolidated statement of operations of Hoya Intermediate for the year ended December 31, 2020 and gives effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the historical audited financial statements of Horizon and Hoya Intermediate as of and for the year ended December 31, 2020 and the historical unaudited financial statements of Horizon and Hoya Intermediate as of and for the three and six months ended June 30, 2021, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited transaction accounting adjustments reflected in the unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of preparation and are subject to change as additional information becomes available and further analyses are performed. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Horizon” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivid Seats,” and other financial information included in Vivid Seats PubCo’s registration statement on Form S-4 (as amended, the “Registration Statement”) of which the final prospectus and definitive proxy statement, dated September 23, 2021, and filed by Vivid Seats PubCo with the Securities and Exchange Commission (the “SEC”), forms a part.

Description of the Business Combination

On April 21, 2021, Horizon and Vivid Seats PubCo entered into the Transaction Agreement (as defined in the Registration Statement) by and among Horizon, Horizon Sponsor, LLC (“Horizon Sponsor”), Hoya Topco, LLC (“Hoya Topco”), Hoya Intermediate, and Vivid Seats PubCo. The Transactions, which closed on October 18, 2021, were effectuated in the following principal steps:

(a) Horizon merged with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon ceased and Vivid Seats PubCo became the surviving corporation;

(b) Each Horizon warrant that was outstanding immediately prior to the effective time of the Merger (the “Effective Time”) became a Vivid Seats PubCo warrant exercisable for Vivid Seats Class A common stock in accordance with the terms of the applicable warrant agreement;

(c) Certain third-party investors purchased an aggregate of 47,517,173 shares of Vivid Seats Class A common stock pursuant to the Subscription Agreements (the “PIPE Subscription”);

(d) Vivid Seats PubCo purchased from Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP and Crescent Mezzanine Partners VIIB, L.P. all of the outstanding equity interests of CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7B VS Equity, LLC and CM7C VS Equity, LLC, each a Delaware corporation in exchange for cash;

(e) Vivid Seats PubCo contributed cash to Hoya Intermediate, LLC (“Hoya Intermediate”) in exchange for common units of Hoya Intermediate (“Intermediate Common Units”) and warrants to purchase Intermediate Common Units;

(f) Hoya Intermediate redeemed 100% of the Intermediate Common Units held by Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VII (LTL), L.P., and CBDC Universal Equity, Inc. in exchange for cash in the “Crescent Redemption”;

(g) Hoya Topco, LLC subscribed for newly issued Vivid Seats Class B common stock and warrants to purchase Vivid Seats Class B common stock; and

(h) Hoya Intermediate contributed cash to Hoya Midco, LLC, which Hoya Midco, LLC used to repay its existing debt obligations, resulting in the full repayment of Vivid Seats’ May 2020 First Lien Loan and a partial repayment of Vivid Seats’ June 2017 First Lien Loan.

As a result of the Transactions, Hoya Topco holds 60.6% of the issued and outstanding Intermediate Common Units and Vivid Seats PubCo holds 39.4% of the Intermediate Common Units and has control over Hoya Intermediate through its voting power, which interests are controlled by GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC (collectively, the “Private Equity Owner”) for so long as it controls Hoya Topco. Following the consummation of the Transactions, Vivid Seats PubCo’s assets consist of its direct and indirect interests in Hoya Intermediate.

Proceeds from the Transactions, including cash and marketable securities held in the Trust Account, were used for:

•	Payment of $13.6 million in deferred underwriting commissions associated with Horizon’s initial public offering;

•	The Crescent Redemption;

•	Reduction of long-term debt of Hoya Intermediate and its subsidiaries; and

•	Payment of all advisory fees, transaction fees and expenses of Horizon and Hoya Topco.

Upon the Closing, the ownership of Vivid Seats PubCo is as follows:

	Share Ownership in Vivid Seats PubCo
	Pro Forma Combined
	Number of Shares	% Ownership
Hoya Topco	118,200,000	60.6%
Horizon Public shareholders	13,881,260	7.1%
Shares held by Horizon Sponsor and other holders of founder shares(1)	59,557,173	30.5%
PIPE Investors(2)	3,510,000	1.8%

Total	195,148,433	100%

(1)	Includes shares acquired by Horizon Sponsor, or its affiliates, as part of the PIPE Subscription. Horizon Sponsor, or its affiliates, acquired 44,017,173 shares under the PIPE Subscription.

(2)	Excludes shares acquired by Horizon Sponsor, or its affiliates, as part of the PIPE Subscription

Accounting for the Business Combination

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vivid Seats PubCo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equityholder of Hoya Intermediate having a relative majority of the voting power of the combined company and the operations of Hoya Intermediate and its subsidiaries constituting the only ongoing operations of the combined company.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Hoya Intermediate. The net assets of Vivid Seats PubCo will be stated at historical cost.

Treatment of Warrants

As part of the business combination, Vivid Seats PubCo and its subsidiaries issued the following warrants:

•

Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants exchanged for Vivid Seats Public IPO Warrants and Vivid Seats Private Placement IPO Warrants, respectively – Horizon previously issued Horizon IPO Public Warrants as part of its IPO, in addition to issuing Horizon IPO Private Placement Warrants to Horizon Sponsor. Pursuant to the Transaction Agreement, each Horizon IPO Public Warrant and each Horizon IPO Private Placement Warrant became a Vivid Seats Public IPO Warrant and Vivid Seats Private Placement IPO Warrant, respectively, each in form substantially similar to the Warrant Agreement, dated as of August 20, 2020, between Continental Stock Transfer & Trust Company and Horizon (the “Existing Warrant Agreement”).

The Vivid Seats Public IPO Warrants and Vivid Seats Private Placement IPO Warrants that replace the Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants are reflected as equity in the unaudited pro forma condensed combined balance sheet. In advance of the Closing, Horizon amended the terms of the Existing Warrant Agreement, pursuant to the vote or written consent of the Registered Holders of Horizon IPO Public Warrants and the written consent of the holders of the Horizon IPO Private Placement Warrants. Following the amendment to the Existing Warrant Agreement, the Horizon IPO Public Warrants and the Horizon IPO Private Placement Warrants, and thus the Vivid Seats Public IPO Warrants and the Vivid Seats Private Placement IPO Warrants, meet the criteria for an equity classification.

•

Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (collectively, the “Exercise Warrants”) exchanged for Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants, respectively – Pursuant to the Exchange Agreement, Horizon Sponsor irrevocably tendered to Horizon all of its Horizon Class B ordinary shares for cancellation in exchange for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share, (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share and (iii) 50,000 shares of Horizon Class A ordinary shares.

At the Effective Time, each Exercise Warrant issued to Horizon Sponsor became a Vivid Seats PubCo $10.00 Exercise Warrant and Vivid Seats PubCo $15.00 Exercise Warrant, as applicable, which are in form substantially similar to the Form of the New Warrant Agreement (as defined in the Registration Statement). The Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants that replaced the Exercise Warrants are exercisable for Vivid Seats Class A common stock. The terms of the Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants allow for an equity classification, and therefore, these warrants are reflected as an increase in additional paid-in capital.

•

Hoya Intermediate Warrants issued to Vivid Seats PubCo – In tandem with the issuance of the Vivid Seats PubCo Warrants for Vivid Seats Class A common stock, Hoya Intermediate issued an equivalent number of warrants to purchase Intermediate Common Units to Vivid Seats PubCo, each warrant allowing the holder to acquire one Intermediate Common Unit for an exercise price equal to the exercise price of the corresponding Vivid Seats PubCo Warrants. These warrants are exercisable only upon the exercise of a corresponding Vivid Seats PubCo Warrant for Vivid Seats Class A common stock. These intercompany warrants do not impact the presentation of the unaudited pro forma financial information as they eliminate in consolidation.

•

Hoya Intermediate Warrants issued to Hoya Topco - Pursuant to the Transaction Agreement, Hoya Intermediate issued to Hoya Topco (i) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $10.00 per share, and (ii) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $15.00 per share. The terms of the Hoya Intermediate Warrants issued to Hoya Topco require a liability classification, due to the redemption feature of the Intermediate Common Units. This redemption feature allows the members of Hoya Intermediate other than Vivid Seats PubCo and its subsidiaries (i.e., immediately after Closing, Hoya Topco) to cause Hoya Intermediate to redeem Intermediate Common Units for, at the option of Vivid Seats PubCo, either Vivid Seats Class A common stock or cash in an amount equal to the value of Vivid Seats Class A common stock (but only out of the proceeds of a substantially concurrent public offering or private sale of Vivid Seats Class A common stock). Hoya Topco holds the majority of voting interests in Vivid Seats PubCo as of Closing.

•

Vivid Seats PubCo Class B Warrants issued to Hoya Topco - In tandem with issuance of the Hoya Intermediate Warrants to Hoya Topco, Vivid Seats PubCo issued 6,000,000 Vivid Seats PubCo Class B Warrants to Hoya Topco, each allowing the holder to acquire one share of Vivid Seats Class B common stock for an exercise price of $0.001 per share. These warrants are exercisable only upon the exercise of a corresponding Hoya Intermediate Warrant by Hoya Topco. These warrants, which do not have any economic value due to the lack of earnings and distribution participation rights of the Vivid Seats Class B common stock, do not impact the presentation of the unaudited pro forma financial information.

Tax Receivable Agreement

Upon Closing, Vivid Seats PubCo entered into a Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders (each as defined therein). Pursuant to the Tax Receivable Agreement, Vivid Seats PubCo is generally required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that Vivid Seats PubCo (and applicable consolidated, unitary, or combined subsidiaries thereof, if any and collectively the “Tax Group”) realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

•

existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by Vivid Seats PubCo under the Tax Receivable Agreement) acquired by Vivid Seats PubCo from a TRA Holder pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Hoya Intermediate (“Second A&R LLCA”);

•	certain tax attributes of blocker corporations holding Intermediate Common Units that are acquired directly or indirectly by Vivid Seats PubCo pursuant to a reorganization transaction;

•

certain tax benefits realized by Vivid Seats PubCo as a result of certain U.S. federal income tax allocations of taxable income or gain away from Vivid Seats PubCo and to other members of Hoya Intermediate and deductions or losses to Vivid Seats PubCo and away from other members of Hoya Intermediate, in each case as a result of the business combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to accounting adjustments related to the Transactions linking the effects of the Transactions to the historical financial information. The adjustments in the unaudited pro forma condensed combined consolidated financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Horizon and Hoya Intermediate have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Vivid Seats Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands, except unit/share and per unit/share amounts)

			Actual Redemptions
	Hoya Intermediate, LLC (Historical)	Horizon Acquisition Corp. (Historical)	Transaction Accounting Adjustments		PIPE Subscription Adjustments		Pro Forma Balance Sheet
Current assets:
Cash and cash equivalents	$460,915	$18,060	$(231,931)	(c)	$475,172	(e)	$458,461
			293,847	(f)
			(13,614)	(g)
			(40,770)	(h)
			(485,718)	(i)
			(17,500)	(l)
Accounts receivable—net	52,193						52,193
Inventory—net	21,712						21,712
Prepaid expenses and other current assets	118,220	289	(3,473)	(h)			115,036

Total current assets	653,040	18,349	(499,159)		475,172		647,402
Property and equipment—net	245						245
Intangible assets—net	70,121						70,121
Goodwill	683,327						683,327
Investments held in Trust Account		544,019	(250,172)	(a)			—
			(293,847)	(f)
Deferred tax assets			—	(j)			—
Other non-current assets	388						388

Total assets	1,407,121	562,368	(1,043,178)		475,172		1,401,483

Current liabilities:
Accounts payable	237,747	36	(6,371)	(h)			231,412
Accrued expenses and other current liabilities	314,858	2,223	(360)	(i)			316,721
Deferred revenue	16,617						16,617
Current maturities of long-term debt—net	6,412		(1,638)	(i)			4,774

Total current liabilities	575,634	2,259	(8,369)		—		569,524
Long-term debt—net	889,375		(442,054)	(i)			447,321
Other liabilities	485						485
Deferred underwriting commissions		13,614	(13,614)	(g)			—
Derivative warrant liabilities		43,882	35,670	(d)			35,670
			(43,882)	(a)
Tax receivable agreement liability			—	(k)			—

Total long-term liabilities	889,860	57,496	(463,880)		—		483,476
Commitments and contingencies
Redeemable Preferred Units
Redeemable Senior Preferred Units—$0 par value; 100 units authorized, issued, and outstanding at June 30, 2021 (aggregate involuntary liquidation preference of $227,383 at June 30, 2021)	231,931		(231,931)	(c)			—
Redeemable Preferred Units—$0 par value; 100 units authorized, issued, and outstanding at June 30, 2021	9,939		(9,939)	(b)			—
Class A ordinary shares; 49,761,224 shares subject to possible redemption at $10.00 per share		497,612	(497,612)	(a)			—
Non-controlling interest			211,181	(m)			211,181
Members’ equity (deficit):
Common Units—$0 par value; unlimited authorized, 100 units issued and outstanding at June 30, 2021							—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding							—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 4,637,209 shares issued and outstanding (excluding 49,761,224 shares subject to possible redemption)		1	(1)	(a)			—
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 13,599,608 shares issued and outstanding		1	(1)	(a)			—
Class A common stock			2	(a)	5	(e)	7
Class B common stock			12	(b)			12
Preferred stock—None outstanding							—
Additional paid-in capital	744,347	15,475	280,846	(a)	475,167	(e)	1,228,480
			9,927	(b)
			(35,670)	(d)
			(32,931)	(h)
			(17,500)	(l)
			(211,181)	(m)
Accumulated deficit	(1,044,281)	(10,476)	10,476	(a)			(1,090,888)
			(4,941)	(h)
			(41,666)	(i)
Accumulated other comprehensive loss	(309)						(309)

Total members’/stockholders’ equity (deficit)	(300,243)	5,001	(42,628)		475,172		137,302

Total liabilities, redeemable preferred units, non-controlling interests and members’/stockholders’ equity (deficit)	$1,407,121	$562,368	$(1,043,178)		$475,172		$1,401,483

Vivid Seats Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For Six Months Ended June 30, 2021

(in thousands, except unit/share and per unit/share data)

						Actual Redemptions
	Hoya Intermediate, LLC (Historical)	Horizon Acquisition Corp. (Historical)				Transaction Accounting Adjustments			Pro Forma Statement of Operations
Revenues	$139,612	$				$—			$139,612
Cost of revenues (exclusive of depreciation and amortization shown separately below)	23,911					—			23,911
Marketing and selling	54,377					—			54,377
General and administrative	44,977		2,242			(9,209)	(bb	)	38,010
Depreciation and amortization	795					—			795

Income (loss) from operations	15,552		(2,242)			9,209			22,519
Other income			25,000	(gg	)	—			25,000
Interest expense—net	(33,158)		1			22,953	(dd	)	(10,204)
Net gain from investments held in Trust Account	—		16			(16)	(aa	)	—
Change in fair value of warrant liabilities			(8,135)			8,915	(cc	)	780

Net (loss) income before income taxes	(17,606)		14,640			41,061			38,095

Income taxes	—		(7,500)	(gg	)	—	(ee	)	(7,500)

Net (loss) income	(17,606)		7,140			41,061			30,595
Less: Net (loss) income attributable to non-controlling interests in subsidiaries						18,541	(ff	)	18,541

Net (loss) income attributable to Vivid Seats PubCo	$(17,606)		$7,140			$22,520			$12,054

Net loss per unit attributable to Common Unit holders, basic and diluted	$(312,489)
Weighted average Common Units outstanding, basic and diluted	100
Basic and diluted weighted average shares outstanding of Class A ordinary shares			54,398,433						76,948,433	(hh	)
Basic and diluted net income per share, Class A ordinary shares			$0.32						$0.16	(hh	)
Basic and diluted weighted average shares outstanding of Class B ordinary shares			13,599,608
Basic and diluted net loss per share, Class B ordinary shares			$(0.76)

Vivid Seats Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except unit/share and per unit/share amounts)

					Actual Redemptions
	Hoya Intermediate, LLC (Historical)		Horizon Acquisition Corp. (Historical)		Transaction Accounting Adjustments				Pro Forma Statement of Operations
Revenues	$	35,077	$		$	—			$	35,077
Cost of revenues (exclusive of depreciation and amortization shown separately below)		24,690				—				24,690
Marketing and selling		38,121				—				38,121
General and administrative		66,199		538		14,150	(bb	)		80,887
Depreciation and amortization		48,247				—				48,247
Impairment charges		573,838				—				573,838

Loss from operations		(716,018)		(538)		(14,150)				(730,706)

Other income (expense)
Interest expense—net		(57,482)				36,857	(dd	)		(20,625)
Loss on extinguishment of debt		(685)				(57,630)	(dd	)		(58,315)
Net gain from investments held in Trust Account		—		18		(18)	(aa	)		—
Financing cost – derivative warrant liabilities				(579)						(579)
Change in fair value of warrant liabilities				(16,517)		15,497	(cc	)		(1,020)

Loss before income taxes		(774,185)		(17,616)		(19,444)				(811,245)

Income taxes							(ee	)		—

Net loss		(774,185)		(17,616)		(19,444)				(811,245)
Less: Net loss attributable to non-controlling interests in subsidiaries						(491,614)	(ff	)		(491,614)

Net loss attributable to Vivid Seats PubCo	$	(774,185)	$	(17,616)	$	472,170			$	(319,631)

Net loss per unit attributable to Common Unit holders, basic and diluted		(7,953,192)
Weighted average Common Units outstanding, basic and diluted	$	100
Basic and diluted weighted average shares outstanding of Class A ordinary shares				54,364,337						76,948,433	(hh)
Basic and diluted net income per share, Class A ordinary shares			$	—					$	(4.15	)(hh)
Basic and diluted weighted average shares outstanding of Class B ordinary shares				13,269,125
Basic and diluted net loss per share, Class B ordinary shares			$	(1.33)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the business combination had been consummated on June 30, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2020, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP, with Hoya Intermediate identified as the accounting acquirer, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The identification of Hoya Intermediate as the accounting acquirer is based primarily on evaluation of the following facts and circumstances:

•

Following the Transactions, the business affairs of Hoya Intermediate are controlled by a board of managers. The Hoya Intermediate board of managers consist of two individuals, one of which is designated by Vivid Seats PubCo and one of which is designated by Hoya Topco. For each matter presented to the board of managers of Hoya Intermediate, the Vivid Seats PubCo designee will be entitled to two (2) votes and the Hoya Topco designee will be entitled to one (1) vote. Accordingly, Hoya Topco’s ability to influence the operations of Hoya Intermediate following the Closing will be by virtue of its ownership of Vivid Seats PubCo common stock;

•	The pre-combination controlling equityholder of Hoya Intermediate holds the majority of voting rights in Vivid Seats PubCo;

•	The pre-combination controlling equityholder of Hoya Intermediate holds the right to appoint the majority of the directors on the board of directors of Vivid Seats PubCo;

•	Operations of Hoya Intermediate comprise the ongoing operations of Vivid Seats PubCo going forward; and

•	Hoya Intermediate is significantly larger than Horizon in terms of revenue, total assets (excluding cash) and employees.

Accordingly, for accounting purposes, the financial statements of the combined company represent a continuation of the financial statements of Hoya Intermediate with the acquisition being treated as the equivalent of Hoya Intermediate issuing stock for the net assets of Horizon.

2. Redemptions and Sponsor Backstop Commitment

The unaudited pro forma condensed combined financial information reflects redemptions of Horizon Class A ordinary shares into cash. Upon closing, shareholders of 25,017,173 redeemable Horizon Class A ordinary shares elected to exercise their redemption rightsat a redemption price of $10.00 per share based on Trust Account figures as of June 30, 2021. These redemptions reduced cash available from the Trust Account by $250.2 million in the unaudited pro forma financial information, based on Trust Account figures as of June 30, 2021.

The Sponsor Agreement provides that, in the event the cash and cash equivalents of Vivid Seats PubCo after giving effect to the PIPE Subscription and the Horizon Class A ordinary share redemptions, (the “Vivid Seats PubCo Available Cash”) is less than $769.0 million, Eldridge Industries, LLC shall increase its PIPE Subscription by such shortfall (the “Sponsor Backstop Commitment”). In the event the amount in the Trust Account after giving effect to the PIPE Subscription and the Horizon Class A ordinary share redemptions is expected to be less than $380.0 million, Horizon Sponsor and its affiliates are entitled to arrange for the purchase of additional shares of Horizon ordinary shares from third party investors at a price of $10.00 per share with prior written consent of Hoya Topco.

Accordingly, the unaudited pro forma financial information reflects an overall increase in the PIPE Subscriptions of 25,017,173 shares of Vivid Seats Class A common stock, resulting in an increase to cash and cash equivalents of $250.2 million.

In consideration for the Sponsor Backstop Commitment, Hoya Intermediate paid Eldridge Industries, LLC approximately $11.7 million in cash at Closing (“Backstop Fee”).

The unaudited pro forma financial information assumes that there are no adjustments for the exercise of outstanding Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants, because such securities are not exercisable until 30 days after the Closing.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:

(a) Reflects the exchange of Horizon Class A ordinary shares and Horizon Class B ordinary shares for Vivid Seats Class A common stock. Holders of 25,017,173 redeemable Horizon Class A ordinary shares elected to exercise their redemption rights (refer to Note 2, Redemptions and Sponsor Backstop Commitment), Vivid Seats PubCo issued 29,431,260 shares of Vivid Seats Class A common stock, resulting in Vivid Seats Class A common stock of $2 thousand and a net increase to additional paid-in capital of $280.8 million. Horizon’s historical equity, including accumulated deficit, Horizon Class A ordinary shares and Horizon Class B ordinary shares, are cancelled.

All outstanding Horizon Warrants to purchase shares of Horizon Class A ordinary shares are exchanged for Vivid Seats PubCo Warrants to purchase shares of Vivid Seats Class A common stock.

The Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants previously issued and classified as liabilities by Horizon were exchanged for Vivid Seats PubCo Public IPO Warrants and Vivid Seats PubCo Private Placement Warrants, respectively, each in form substantially similar to the Existing Warrant Agreement. The Vivid Seats PubCo Public IPO Warrants and Vivid Seats PubCo Private Placement Warrants are classified as equity, due to the warrantholder vote in favor the amended warrant terms of the Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants in advance of the Transactions. The reclassification of these warrants results in a reduction to derivative warrant liabilities of $43.9 million with a corresponding increase to additional paid-in capital.

The exchange of the Exercise Warrants held by Horizon Sponsor for Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants (each as defined in the Registration Statement) is reflected as an increase to additional paid-in capital.

(b) Reflects the exchange of Hoya Intermediate shares outstanding for 118,200,000 shares of Vivid Seats Class B common stock, resulting in an increase to Vivid Seats Class B common stock of $12.0 thousand. Hoya Intermediate’s Preferred Units are exchanged as a result of a restructuring immediately prior to the business combination, resulting in a net increase to additional paid-in capital of $9.9 million.

(c) Reflects redemption of Hoya Intermediate Senior Preferred Units assuming a redemption date of June 30, 2021, which results in a reduction to cash and cash equivalents of $231.9 million. Upon the Closing on October 18, 2021, the actual reduction to cash and cash equivalents was approximately $236.0 million.

(d) Reflects the issuance of Hoya Intermediate Warrants issued to Hoya Topco, which results in a $35.7 million increase to Derivative warrant liabilities, with a corresponding decrease to additional paid-in capital. The Hoya Intermediate Warrants issued to Hoya Topco consist of (i) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $10.00 per share, and (ii) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $15.00 per share. As of June 30, 2021, Hoya Intermediate Warrants with an exercise price of $10.00 have an estimated value of $6.35 per warrant, while Hoya Intermediate Warrants with an exercise price of $15.00 have an estimated value of $5.54 per warrant.

The terms of the Hoya Intermediate Warrants require a liability classification, due to the redemption feature of Intermediate Common Units.

(e) Represents the cash proceeds and issuance of equity in Vivid Seats PubCo related to the PIPE Subscription, resulting in an increase in cash and cash equivalents of $475.2 million, with corresponding increases to Vivid Seats Class A common stock of $5 thousand and additional paid-in capital of $475.2 million. The increase in cash and cash equivalents includes an increase in the PIPE Subscription of $250.2 million under the Sponsor Backstop Commitment.

(f) Reflects the reclassification of cash and investments held in the Trust Account that became available for transaction consideration, transaction expenses, redemption of public shares, debt repayments, and the operating activities of Vivid Seats PubCo in conjunction with the business combination.

(g) Reflects the payment of deferred underwriting commissions associated with the initial public offering of Horizon. The deferred underwriting commissions became payable from amounts held in the Trust Account upon Closing.

(h) Represents preliminary estimated transaction costs of $47.1 million for advisory, banking, legal, and accounting fees, of which $6.4 million have been incurred and accrued as accounts payable as of June 30, 2021 and $6.3 million have been incurred and paid as of June 30, 2021, in addition to the Backstop Fee. Of the total, $18.8 million relates to advisory, legal and other fees, $14.4 million relates to capital market advisory fees, $11.7 million relates to the Backstop Fee and $2.2 million relates to PIPE Subscription placement fees. Costs directly attributable to the business combination and PIPE Subscription amount to $32.9 million and are recorded as a reduction to additional paid-in capital, with the remainder recorded to accumulated deficit. As of June 30, 2021, Hoya Intermediate capitalized $3.5 million of costs directly attributable to the Transactions.

(i) Represents the reduction in outstanding debt held by Hoya Intermediate and its subsidiaries. The unaudited condensed combined pro forma information reflects a payment of $485.7 million, comprised of, (i) the full repayment of the May 2020 First Lien Loan of $295.2 million, (ii) a payment of $157.2 million to reduce the outstanding principal balance on its June 2017 First Lien Loan to $458.3 million (excluding $6.2 million of deferred issuance costs and original issue discount associated with the June 2017 First Lien Loan), (iii) payment of $0.4 million in accrued interest, and (iv) the payment of a prepayment penalty of $33.0 million associated with the May 2020 First Lien Loan. In addition, the adjustment reflects a charge of $8.7 million in debt extinguishment costs related to deferred financing costs and original issue discounts associated with the Term Loan Facilities. Debt extinguishment costs, combined with the prepayment penalty, result in an increase to accumulated deficit of $41.7 million. The $33.0 million prepayment penalty included in the pro forma adjustment reflects a repayment date of June 30, 2021 on the May 2020 First Lien Loan. The prepayment penalty amount reduces over time. The actual prepayment penalty incurred upon Closing on October 18, 2021 was $28.0 million.

(j) It is more likely than not that the Vivid Seats PubCo deferred tax assets will not be realized in accordance with ASC Topic 740, Income Taxes (“ASC 740”). As such, Vivid Seats PubCo has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios.

(k) Upon the completion of the business combination, Vivid Seats PubCo became a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, Vivid Seats PubCo will make payments to the TRA Holders in respect of 85% of the net tax benefit to Vivid Seats PubCo of certain tax attributes (calculated using certain assumptions, and subject to the terms of the Tax Receivable Agreement). However, until a TRA Holder exchanges at least 5% of its Intermediate Common Units, Vivid Seats PubCo will hold such payments until the TRA Holder satisfies such threshold exchange. Upon the completion of the business combination, no TRA Holder has exchanged at least 5% of its Intermediate Common Units. The tax impacts of the transaction were estimated based on the applicable law in effect on June 30, 2021.

Due to the uncertainty as to the amount and timing of future exchanges of Hoya Intermediate units by the TRA Holders and as to the price of Vivid Seats Class A common stock at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume that any existing equityholder of Hoya Intermediate have exchanged Intermediate Common Units that would create an obligation under the Tax Receivable Agreement. Therefore, no increases in tax basis in Hoya Intermediate’s assets or other tax benefits that may be realized under the Tax Receivable Agreement have been reflected in the unaudited condensed combined pro forma financial information. Future exchanges will result in incremental tax attributes and potential cash tax savings for Vivid Seats PubCo. Depending on Vivid Seats PubCo’s assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date against equity, or at a later point through income.

A full valuation allowance was established based on Vivid Seats PubCo’s assessment of the significant uncertainty that exists with respect to the future realization of the deferred tax asset in accordance with ASC 740. Should Vivid Seats PubCo change its assessment of realizability of its tax attributes in future periods, resulting in expected cash tax savings, it will release its valuation allowance and Tax Receivable Agreement liability through income. Other remeasurements of the Tax Receivable Agreement liability (e.g. due to change in tax rates) will be recorded through income as well.

If Vivid Seats PubCo exercises its right to terminate the Tax Receivable Agreement or in the case of a change in control of Vivid Seats PubCo or a material breach of Vivid Seats PubCo’s obligations under the Tax Receivable Agreement, all obligations under the Tax Receivable Agreement will be accelerated and Vivid Seats PubCo will be required to make a payment to the TRA Holders in an amount equal to the present value of future payments under the Tax Receivable Agreement. This payment would be based on certain assumptions, including that Vivid Seats PubCo would have sufficient taxable income to fully utilize the benefits arising from the Tax Attributes subject to the Tax Receivable Agreement. If Vivid Seats PubCo were to elect to terminate the Tax Receivable Agreement immediately after the business combination, assuming the market value of Vivid Seats Class A common stock is equal to $10 per share, Vivid Seats PubCo currently estimates that it would be required to pay approximately $425 million to satisfy its total liability.

(l) On June 11, 2021, Horizon received a payment of $25.5 million from a third party in connection with a business combination transaction that was not consummated. The payment was subject to a U.S. federal income tax withholding of $7.5 million, resulting in net proceeds of $17.5 million to Horizon. In connection with the payment received, Vivid Seats intends to pay a special dividend of approximately $0.23 per share to holders of Vivid Seats Class A common stock as soon as reasonably practical following the Closing.

The special dividend results in a reduction to cash and cash equivalents and additional paid-in capital of the combined company in the amount of $17.5 million.

(m) Following the Closing, Vivid Seats PubCo owns a direct controlling interest in Hoya Intermediate, while the existing controlling equityholder of Hoya Intermediate owns an economic interest in Hoya Intermediate shown as a noncontrolling interest in the financial statements of Vivid Seats PubCo. The indirect economic interests are held by the existing controlling equityholder of Hoya Intermediate in the form of Intermediate Common Units that can be redeemed for Vivid Seats Class A common stock or, at the option of Vivid Seats PubCo (but only out of the proceeds of a substantially concurrent public offering or private sale of Vivid Seats Class A common stock), cash in an amount equal to the value of Vivid Seats Class A common stock. If Vivid Seats PubCo elects that the redeemed Intermediate Common Units will be settled in cash, the cash used to settle the redemption of the Intermediate Common Units must be funded through a private or public offering of Vivid Seats Class A common stock no later than five business days after the date the redemption occurs. The noncontrolling interest will decrease as Vivid Seats Class B common stock and Intermediate Common Units are exchanged for Vivid Seats Class A common stock.

The calculation of noncontrolling interest is based on the net assets of Hoya Intermediate and the ownership percentage held by Hoya Topco in Hoya Intermediate following the completion of the Transactions. Accordingly, noncontrolling interest increased to $211.2 million with a corresponding decrease to additional paid-in capital.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021 and Year Ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 reflect the following adjustments:

(aa) Reflects the elimination of the net gain from investments held in the Trust Account.

(bb) Represents estimated one-time costs associated with the Transactions, of which $9.2 million were incurred as of June 30, 2021, as if they were incurred during the year ended December 31, 2020. These estimated one-time transaction costs, which include advisory, legal and other fees are not capitalizable. Refer to adjustment (i) for additional details regarding transaction costs.

(cc) Represents the elimination of change in fair value associated with the Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants, in addition to the change in fair value of the Hoya Intermediate Warrants.

Refer to adjustment (a) for additional details regarding the accounting treatment for the Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants, which were exchanged for Vivid Seats PubCo Public IPO Warrants and Vivid Seats PubCo Private Placement Warrants.

Refer to adjustment (d) for additional details regarding the accounting treatment of Hoya Intermediate Warrants to be issued to Hoya Topco.

(dd) Reflects a decrease to interest expense assuming the paydown of a portion of Hoya Intermediate and its subsidiaries’ debt from the proceeds of the Transactions as if they occurred on January 1, 2020 based on the interest rate in effect for the June 2017 First Lien Loan, which will remain outstanding following the Transactions. Refer to adjustment (i) for additional details regarding debt.

For the year ended December 31, 2020, the combined company expects to completely repay its May 2020 First Lien Loan and reduce the outstanding balance on the June 2017 First Lien Loan to $458.3 million, resulting in a $36.9 million reduction to interest expense. The combined company incurs $11.9 million in debt extinguishment costs related to the original issue discount and deferred financing costs associated with the Term Loan Facilities. The prepayment of the May 2020 First Lien Loan results in a prepayment penalty of $45.7 million. The prepayment penalty, which reduces over time, is calculated as of the debt issuance date, May 22, 2020. The actual prepayment penalty incurred upon Closing on October 18, 2021 was $28.0 million.

For the six months ended June 30, 2021, the combined company expects a $22.9 million reduction to interest expense as a result of reductions to the combined company’s outstanding debt.

(ee) As it is more likely than not that the Vivid Seats PubCo deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

(ff) The net loss attributable to Vivid Seats PubCo was reduced by the noncontrolling interest ownership held in Hoya Intermediate of 60.6%.

Six months ended June 30, 2021
Pro forma net income	$30,595

Noncontrolling interest percentage	60.6	%
Noncontrolling interest pro forma adjustment	18,541

Net income attributable to Vivid Seats PubCo	$12,054

Year ended December 31, 2020
Pro forma net loss	$(811,245)
Noncontrolling interest percentage	60.6	%
Noncontrolling interest pro forma adjustment	(491,614)

Net loss attributable to Vivid Seats PubCo	$(319,631)

(gg) On June 11, 2021, Horizon received a payment of $25.0 million from a third party in connection with a business combination transaction that was not consummated. The payment was subject to U.S. federal income tax withholding of $7.5 million. The income and tax expense associated with these payments, which are not directly attributable to the Transactions, are not expected to recur in the future.

(hh) Represents the net (loss) income per share calculated using the weighted average shares outstanding and the issuance of additional shares of Vivid Seats Class A common stock in connection with the Transactions, assuming that the shares were outstanding since January 1, 2020. As the Transactions are reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Transactions have been outstanding for the entire period presented. The combined financial information has been prepared assuming both a no redemption and maximum redemption scenario.

As Vivid Seats PubCo was in a net loss for the year ended December 31, 2020, giving effect to outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants would be anti-dilutive. Based on their exercise prices, the outstanding warrants redeemable for Vivid Seats Class A common stock in Vivid Seats PubCo are not dilutive for the six months ended June 30, 2021.

Shares held by Horizon Public shareholders	13,881,260
Shares held by Horizon Sponsor and other holders of founder shares	15,550,000
PIPE Investors	47,517,173

Pro forma Class A Ordinary Shares outstanding (1)	76,948,433

Six months ended June 30, 2021
Pro forma net income attributable to Vivid Seats PubCo	12,054
Weighted average Common Stock outstanding, basic and diluted	76,948,433

Net income per share of Common Stock, basic and diluted	$0.16

Year ended December 31, 2020
Pro forma net loss attributable to Vivid Seats PubCo	(319,631)
Weighted average Common Stock outstanding, basic and diluted	76,948,433

Net loss per share of Common Stock, basic and diluted	$(4.15)

(1)	Excludes Vivid Seats Class B common stock as these shares do not participate in earnings